Exhibit 10.1

SECOND AMENDMENT

Reference is hereby made to that Employment Agreement (the “Agreement”), dated as of April 15, 2014, made by and between Moelis & Company (together with any successor thereto, “Moelis & Company”), a Delaware corporation and Moelis & Company Group LP (together with any successor thereto, “Group LP” and together with Moelis & Company, the “Company”) and Ken Moelis (the “Executive”) and amended on December 19, 2019. Defined terms used herein shall have the meaning assigned in the Agreement unless otherwise defined herein (the “Amendment”).

The Company and the Executive hereby agree to amend certain of the Agreement provisions as set forth below in connection with the Executive’s appoint as Executive Chairman (“Executive Chairman”):

1.	Section 2(c) of the Agreement shall be replaced in its entirety with the following:

Position and Duties. The Executive shall serve, effective October 1, 2025 (the “Effective Date”), as Executive Chairman of the Company and as Chairman of the Board of Directors of Moelis & Company (the “Board”) with such customary responsibilities, duties and authority as the Board may from time to time assign to the Executive. The Executive will report directly to the Board. The Executive shall devote his primary business time and efforts to the business and affairs of the Company (which may include service to the Company’s affiliates); provided it is understood that (i) the Executive may manage the Executive’s personal investments, (ii) the Executive may continue to serve as a member of any board of directors or in any similar position of any business entity or any charitable organization on or in which Executive serves as of the Effective Date which have been previously disclosed to and approved by the Company, (iii) subject to the prior approval of the Board (which shall not be unreasonably withheld), the Executive may serve as a member of any additional board of directors or in any additional similar position of any business corporation or any charitable organization; provided in each case, and in the aggregate, that such activities do not conflict or materially interfere with the performance of Executive’s duties hereunder or conflict with Section 3 of this Agreement, and (iv) the Executive may continue to act as managing member for Moelis Asset Management LP. The Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time.

2.	Section 3(a) of the Agreement shall be replaced in its entirety with the following:

Notice of Termination by Executive. It is reasonable and necessary to provide a smooth transition if the Executive chooses to leave the Company. Consequently, the Executive agrees to provide the Company with 180 days prior written notice of his intent to terminate his employment (the “Notice Period”); provided that such Notice Period will not apply if the Executive terminates his employment for Good Reason. The Company may elect to place the Executive on paid leave for all or any part of such Notice Period.

(Signatures on the following page)

Moelis & Company

By:	/s/ Kate Pilcher Ciafone
Name: Kate Pilcher Ciafone
Title: Chief Operating Officer

Moelis & Company Group LP

By:	/s/ Kate Pilcher Ciafone
Name: Kate Pilcher Ciafone
Title: Chief Operating Officer

Accepted and Agreed:

By:	/s/ Ken Moelis
Name: Ken Moelis
Title: CEO and Chairman

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